Exhibit No. 99.1

News Release

COMMERCIAL METALS COMPANY REPORTS THIRD QUARTER FISCAL 2019 RESULTS

•	Margins improved in Americas Mills segment

•	Revenue Increased by 33% to $1.6 Billion

•	Earnings from Continuing Operations Increased 86% to $0.66 per diluted share

•	Adjusted Earnings from Continuing Operations Increased 64% to $0.67 per share

Irving, TX - June 20, 2019 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal third quarter ended May 31, 2019. For the three months ended May 31, 2019, earnings from continuing operations were $78.6 million, or $0.66 per diluted share, on net sales of $1.6 billion, compared to earnings from continuing operations of $42.3 million, or $0.36 per diluted share, on net sales of $1.2 billion for the prior year period. Revenue increased 33% on a year-over-year basis driven by the Company's growth strategy and strong fundamentals in its core markets.

Third quarter fiscal 2019 results included net after tax expenses of $1.8 million related to certain non-operational costs related to the acquisition of rebar assets from Gerdau S.A. Excluding these expenses, adjusted earnings from continuing operations were $80.4 million, or $0.67 per diluted share, as detailed in the non-GAAP reconciliation on page 12. This represents a 64% increase compared to adjusted earnings from continuing operations of $49.0 million, or $0.41 per diluted share, for the three months ended May 31, 2018. In comparison to the most recent quarter ended February 28, 2019, this represents an increase of 130% compared to adjusted earnings from continuing operations of $35.0 million or $0.29 per diluted share.

Excluding non-recurring integration related costs related to the four steel mills and rebar fabrication assets purchased from Gerdau S.A., that closed on November 5, 2018, the acquired assets contributed revenue of $453.5 million and operating income of $56.6 million to the consolidated results of CMC in the third quarter of fiscal 2019.

Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, said, "The strong results for the quarter reflect the strength of construction activity, as well as solid industrial production levels and the resilient U.S. and Polish economies. Our recent acquisition, our greenfield Oklahoma facility, and introduction of hot spooled rebar were all meaningful contributors to top and bottom line financial results. In addition, the fundamentals of the fabrication segment have improved significantly as we have shipped the majority of the lower priced work in our backlog which has resulted in a significant improvement in the segment results."

(CMC Third Quarter Fiscal 2019 - Page 2)

The Company's liquidity position at May 31, 2019 continued to be strong with cash and cash equivalents of $120.3 million and availability under the Company's credit and accounts receivable sales facilities of $617.2 million.

On June 19, 2019, the board of directors of CMC declared a quarterly dividend of $0.12 per share of CMC common stock payable to stockholders of record on July 5, 2019. The dividend will be paid on July 18, 2019.

Business Segments - Fiscal Third Quarter 2019 Review
Our Americas Recycling segment recorded adjusted EBITDA of $12.3 million for the third quarter of fiscal 2019, compared to adjusted EBITDA of $19.5 million for the prior year third quarter. Despite a decline in ferrous pricing, we generated good EBITDA results in this segment as a result of our diligent buying practice, high inventory turnover and recent investment in separation technology to better refine our end non-ferrous purity levels to achieve higher margins.

Our Americas Mills segment recorded adjusted EBITDA of $158.1 million for the third quarter of fiscal 2019, an increase of 76% compared to adjusted EBITDA of $89.6 million for the third quarter of fiscal 2018. The third quarter results include adjusted EBITDA of $53.6 million from the acquired mills on shipments of 469 thousand tons. As a result of decreases in both ferrous scrap cost and our manufacturing costs due to higher production levels, combined with relatively flat selling prices, the per ton EBITDA contribution for our Americas Mills segment increased $26 per ton in comparison to the third quarter of fiscal 2018.

Our Americas Fabrication segment recorded an adjusted EBITDA loss of $23.3 million for the third quarter of fiscal 2019, compared to an adjusted EBITDA loss of $8.2 million for the third quarter of fiscal 2018. This year's third quarter results include an adjusted EBITDA loss of $13.9 million related to the acquired fabrication operations on shipments of 184 thousand tons. This loss excludes the benefit of a purchase accounting adjustment of $23.4 million related to amortization of the unfavorable contract backlog reserve that was assumed in the acquisition. Including this adjustment, the operating income of the acquired fabrication assets was $10.1 million for the quarter.

The segment had significantly improved results in comparison to the results of the past three quarters. Average selling prices in the Americas Fabrication segment rose 19% compared to the third quarter of fiscal 2018. The existing business is approaching break-even levels at current rebar prices. The backlog acquired from Gerdau had a lower per ton value, so a return to positive EBITDA is expected to occur in fiscal 2020. Rebar fabrication bidding activity remains strong. Selling prices for contracted work during fiscal 2019, including the acquired locations, has averaged above $1,000 per ton, which is expected to be profitable when shipped in future quarters at current rebar prices.

Our International Mill segment in Poland recorded adjusted EBITDA of $24.1 million for the third quarter of fiscal 2019, compared to adjusted EBITDA of $32.0 million for the comparable prior year quarter. Elevated levels of

(CMC Third Quarter Fiscal 2019 - Page 3)

imported product resulted in a slight compression of metal margins during the quarter. Despite the reduction in selling prices, this segment is on track to earn the second highest level of profitability in its history due to the continued strong non-residential construction market in Poland.

Our Corporate and Other segment recorded an adjusted EBITDA loss of $27.3 million for the third quarter of fiscal 2019 compared to an adjusted EBITDA loss of $31.8 million for the prior year's third quarter. The current quarter loss includes $2.3 million related to acquisition costs in comparison to $5.0 million in the third quarter of fiscal 2018. Excluding these costs, our Corporate segment costs have remained relatively flat as the newly acquired operations were absorbed with little impact to the overall cost structure.

Outlook
"Our outlook for demand remains very positive driven by the continued strength in non-residential construction activity levels in our markets," said Ms. Smith. "Leveraging the growth in our business from the acquisition, combined with the continued favorable long steel margin environment and improvement in our fabrication segment, we anticipate a strong finish to our fiscal year. We also anticipate that our business will generate strong cash flows, creating the opportunity to reduce our indebtedness levels."

Conference Call
CMC invites you to listen to a live broadcast of its third quarter fiscal 2019 conference call today, Thursday, June 20, 2019, at 2:00 p.m. ET. Barbara Smith, Chairman of the Board of Directors, President, and Chief Executive Officer, and Mary Lindsey, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under “Investors”.

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network of facilities that includes eight electric arc furnace ("EAF") mini mills, two EAF micro mills, a rerolling mill, steel fabrication and processing plants, construction-related product warehouses, and metal recycling facilities in the U.S. and Poland.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, potential synergies provided by our recent acquisitions, demand for our products, steel margins, the ability to operate our mills at full capacity, future supplies of raw materials and energy for our operations, legal proceedings, U.S. non-residential construction activity, international trade, capital expenditures, our liquidity and our ability to satisfy

(CMC Third Quarter Fiscal 2019 - Page 4)

future liquidity requirements, our Oklahoma micro mill, estimated contractual obligations, the effects of the acquisition of substantially all of the U.S. rebar fabrication facilities and the steel mini-mills located in or around Rancho Cucamonga, California, Jacksonville, Florida, Sayreville, New Jersey and Knoxville, Tennessee previously owned by Gerdau S.A. and certain of its subsidiaries (collectively, the “Acquired Businesses”), and our expectations or beliefs concerning future events. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. We caution readers not to place undue reliance on any forward-looking statements.

Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in Part I, Item 1A, Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended August 31, 2018 as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of our fabrication contracts due to rising commodity pricing; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; potential limitations in our or our customers' abilities to access credit and non-compliance by our customers with our contracts; activity in repurchasing shares of our common stock under our repurchase program; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate, and integrate acquisitions and the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals; failure to retain key management and employees of the Acquired Businesses; issues or delays in the successful integration of the Acquired Businesses’ operations with those of the Company, including the inability to substantially increase utilization of the Acquired Businesses’ steel mini mills, and incurring or experiencing unanticipated costs and/or delays or difficulties; difficulties or delays in the successful transition of the Acquired Businesses to the information technology systems of the Company as well as risks associated with other integration or transition of the operations, systems and personnel of the Acquired Businesses; unfavorable reaction to the acquisition of the Acquired Businesses by customers, competitors, suppliers and employees; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; impact of goodwill impairment charges; impact of long-lived asset impairment charges; currency fluctuations; global factors, including political uncertainties and military conflicts; availability and

(CMC Third Quarter Fiscal 2019 - Page 5)

pricing of electricity, electrodes and natural gas for mill operations; ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; ability to realize the anticipated benefits of our investment in our micro mill in Durant, Oklahoma; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; impacts of the Tax Cuts and Jobs Act ("TCJA"); and increased costs related to health care reform legislation.

(CMC Third Quarter Fiscal 2019 - Page 6)

COMMERCIAL METALS COMPANY FINANCIAL & OPERATING STATISTICS (UNAUDITED)

	Three Months Ended					Nine Months Ended
(in thousands, except per ton amounts)	5/31/2019	2/28/2019	11/30/2018	8/31/2018	5/31/2018	5/31/2019	5/31/2018
Americas Recycling
Net sales	$289,015	287,075	302,009	361,363	364,098	878,099	1,004,066
Adjusted EBITDA	$12,331	10,124	15,434	16,996	19,477	37,889	51,698
Short tons shipped (in thousands)
Ferrous	597	570	579	644	642	1,746	1,791
Nonferrous	60	59	63	69	65	182	194
Total short tons shipped	657	629	642	713	707	1,928	1,985
Average selling price (per short ton)
Ferrous	$252	266	273	298	314	263	286
Nonferrous	$2,047	1,998	1,982	2,155	2,252	2,009	2,267

Americas Mills
Net sales	$866,903	774,709	601,853	604,435	553,063	2,243,465	1,392,468
Adjusted EBITDA	$158,114	112,396	113,873	106,830	89,590	384,383	194,975
Short tons shipped
Rebar	913	773	530	482	503	2,216	1,313
Merchant & Other	323	322	317	359	308	962	859
Total short tons shipped	1,236	1,095	847	841	811	3,178	2,172
Average price (per short ton)
Total selling price	$670	677	682	674	632	674	587
Cost of ferrous scrap utilized	$284	303	307	326	329	297	293
Metal margin	$386	374	375	348	303	377	294

Americas Fabrication
Net sales	$633,047	530,836	437,111	403,889	378,241	1,600,994	1,023,993
Adjusted EBITDA	$(23,289)	(49,578)	(36,996)	(24,607)	(8,208)	(109,863)	(14,787)
Total short tons shipped	469	396	319	307	302	1,184	808
Total selling price (per short ton)	$925	845	868	843	777	886	784

International Mill
Net sales	$209,365	175,198	227,024	253,058	201,737	611,587	633,980
Adjusted EBITDA	$24,120	20,537	32,779	36,654	31,987	77,436	95,066
Short tons shipped
Rebar	126	66	80	145	79	272	314
Merchant & Other	250	238	312	289	241	800	752
Total short tons shipped	376	304	392	434	320	1,072	1,066
Average price (per short ton)
Total selling price	$524	545	547	555	599	539	562
Cost of ferrous scrap utilized	$288	301	295	305	329	295	317
Metal margin	$236	244	252	250	270	244	245

(CMC Third Quarter Fiscal 2019 - Page 7)

COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)

(in thousands)	Three Months Ended					Nine Months Ended
Net sales	5/31/2019	2/28/2019	11/30/2018	8/31/2018	5/31/2018	5/31/2019	5/31/2018
Americas Recycling	$289,015	$287,075	$302,009	$361,363	$364,098	$878,099	$1,004,066
Americas Mills	866,903	774,709	601,853	604,435	553,063	2,243,465	1,392,468
Americas Fabrication	633,047	530,836	437,111	403,889	378,241	1,600,994	1,023,993
International Mill	209,365	175,198	227,024	253,058	201,737	611,587	633,980
Corporate and Other	(392,458)	(365,035)	(290,655)	(314,307)	(292,655)	(1,048,148)	(719,222)
Total Net Sales	$1,605,872	$1,402,783	$1,277,342	$1,308,438	$1,204,484	$4,285,997	$3,335,285

Adjusted EBITDA from continuing operations
Americas Recycling	$12,331	$10,124	$15,434	$16,996	$19,477	$37,889	$51,698
Americas Mills	158,114	112,396	113,873	106,830	89,590	384,383	194,975
Americas Fabrication	(23,289)	(49,578)	(36,996)	(24,607)	(8,208)	(109,863)	(14,787)
International Mill	24,120	20,537	32,779	36,654	31,987	77,436	95,066
Corporate and Other	(27,305)	(24,146)	(59,554)	(28,827)	(31,814)	(111,005)	(81,777)

(CMC Third Quarter Fiscal 2019 - Page 8)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands, except share data)	2019	2018	2019	2018
Net sales	$1,605,872	$1,204,484	$4,285,997	$3,335,285
Costs and expenses:
Cost of goods sold	1,364,242	1,035,914	3,735,168	2,896,531
Selling, general and administrative expenses	115,461	101,422	331,404	306,009
Interest expense	18,513	11,511	53,671	25,303
	1,498,216	1,148,847	4,120,243	3,227,843

Earnings from continuing operations before income taxes	107,656	55,637	165,754	107,442
Income taxes	29,105	13,312	52,855	23,465
Earnings from continuing operations	78,551	42,325	112,899	83,977

Earnings (loss) from discontinued operations before income taxes	(190)	(3,389)	(808)	5,021
Income taxes (benefit)	(29)	(1,029)	109	2,052
Earnings (loss) from discontinued operations	(161)	(2,360)	(917)	2,969

Net earnings	$78,390	$39,965	$111,982	$86,946

Basic earnings (loss) per share*
Earnings from continuing operations	$0.67	$0.36	$0.96	$0.72
Earnings (loss) from discontinued operations	—	(0.02)	(0.01)	0.03
Net earnings	$0.66	$0.34	$0.95	$0.74

Diluted earnings (loss) per share*
Earnings from continuing operations	$0.66	$0.36	$0.95	$0.71
Earnings (loss) from discontinued operations	—	(0.02)	(0.01)	0.03
Net earnings	$0.66	$0.34	$0.94	$0.74

Average basic shares outstanding	118,045,362	117,111,799	117,762,945	116,722,504
Average diluted shares outstanding	119,145,566	118,254,791	119,013,014	118,050,864
*Earning Per Share ("EPS") is calculated independently for each component and may not sum to Net EPS due to rounding

(CMC Third Quarter Fiscal 2019 - Page 9)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share data)	May 31, 2019	August 31, 2018
Assets
Current assets:
Cash and cash equivalents	$120,315	$622,473
Accounts receivable (less allowance for doubtful accounts of $17,318 and $4,489)	1,014,157	749,484
Inventories, net	807,593	589,005
Other current assets	172,007	116,243
Total current assets	2,114,072	2,077,205
Property, plant and equipment, net	1,473,568	1,075,038
Goodwill	64,226	64,310
Other noncurrent assets	115,144	111,751
Total assets	$3,767,010	$3,328,304
Liabilities and stockholders' equity
Current liabilities:
Accounts payable-trade	$278,390	$261,258
Accrued expenses and other payables	318,975	260,939
Acquired unfavorable contract backlog	51,998	—
Current maturities of long-term debt and short-term borrowings	54,895	19,746
Total current liabilities	704,258	541,943
Deferred income taxes	63,413	37,834
Other non-current liabilities	128,281	116,325
Long-term debt	1,306,863	1,138,619
Total liabilities	2,202,815	1,834,721
Stockholders' equity	1,563,999	1,493,397
Stockholders' equity attributable to noncontrolling interests	196	186
Total stockholders' equity	1,564,195	1,493,583
Total liabilities and stockholders' equity	$3,767,010	$3,328,304

(CMC Third Quarter Fiscal 2019 - Page 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Nine Months Ended May 31,
(in thousands)	2019	2018
Cash flows from (used by) operating activities:
Net earnings	$111,982	$86,946
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	117,617	99,443
Amortization of acquired unfavorable contract backlog	(58,202)	—
Stock-based compensation	17,350	18,247
Net gain on disposals of subsidiaries, assets and other	(1,334)	(1,578)
Deferred income taxes and other long-term taxes	36,367	5,829
Write-down of inventories	551	1,358
Provision for losses on receivables, net	100	2,193
Asset impairment	15	14,265
Changes in operating assets and liabilities	(75,422)	(65,612)
Beneficial interest in securitized accounts receivable	(367,521)	(491,577)
Net cash flows used by operating activities	(218,497)	(330,486)

Cash flows from (used by) investing activities:
Acquisitions, net of cash acquired	(700,941)	(6,980)
Capital expenditures	(91,753)	(144,268)
Proceeds from insurance	4,405	25,000
Proceeds from the sale of property, plant and equipment	2,503	6,315
Proceeds from the sale of discontinued operations and other	1,893	75,483
Advances under accounts receivable programs	—	132,979
Repayments under accounts receivable programs	—	(202,423)
Beneficial interest in securitized accounts receivable	367,521	491,577
Net cash flows from (used by) investing activities:	(416,372)	377,683

Cash flows from (used by) financing activities:
Proceeds from issuance of long-term debt	180,000	350,000
Repayments of long-term debt	(24,138)	(15,382)
Proceeds from accounts receivable programs	223,143	—
Repayments under accounts receivable programs	(209,363)	—
Dividends	(42,387)	(42,036)
Stock issued under incentive and purchase plans, net of forfeitures	(2,364)	(9,836)
Debt issuance costs	—	(5,254)
Other	10	31
Net cash flows from financing activities	124,901	277,523
Effect of exchange rate changes on cash	(341)	(461)
Increase (decrease) in cash, restricted cash and cash equivalents	(510,309)	324,259
Cash, restricted cash and cash equivalents at beginning of period	632,615	285,881
Cash, restricted cash and cash equivalents at end of period	$122,306	$610,140

Supplemental information:	Nine Months Ended May 31,
(in thousands)	2019	2018
Cash and cash equivalents	$120,315	$600,444
Restricted cash	1,991	9,696
Total cash, restricted cash and cash equivalents	$122,306	$610,140

(CMC Third Quarter Fiscal 2019 - Page 11)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.
Core EBITDA from Continuing Operations is a non-GAAP financial measure. Core EBITDA from continuing operations is the sum of earnings (loss) from continuing operations before interest expense and income taxes (benefit). It also excludes recurring non-cash charges for depreciation and amortization, asset impairments, and equity compensation. Core EBITDA from continuing operations also excludes certain material acquisition and integration related costs and other legal fees, mill operational start-up costs, CMC Steel Oklahoma incentives, net debt restructuring and extinguishment gains and losses, purchase accounting adjustments to inventory and severance expenses. Core EBITDA from continuing operations should not be considered an alternative to earnings (loss) from continuing operations or net earnings (loss), or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that Core EBITDA from continuing operations provides relevant and useful information, which is often used by analysts, creditors and other interested parties in our industry as it allows: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our ongoing core performance; and (iii) the assessment of period-to-period performance trends. Additionally, Core EBITDA from continuing operations is the target benchmark for our annual and long-term cash incentive performance plans for management. Core EBITDA from continuing operations may be inconsistent with similar measures presented by other companies.

A reconciliation of earnings from continuing operations to Core EBITDA from continuing operations is provided below:

	Three Months Ended					Nine Months Ended
(in thousands)	5/31/2019	2/28/2019	11/30/2018	8/31/2018	5/31/2018	5/31/2019	5/31/2018
Earnings from continuing operations	$78,551	$14,928	$19,420	$51,260	$42,325	112,899	83,977
Interest expense	18,513	18,495	16,663	15,654	11,511	53,671	25,303
Income taxes	29,105	18,141	5,609	6,682	13,312	52,855	23,465
Depreciation and amortization	41,181	41,245	35,176	32,610	32,949	117,602	98,898
Asset impairments	15	—	—	840	935	15	13,532
Non-cash equity compensation	7,342	5,791	4,215	5,679	5,376	17,348	18,359
Acquisition and integration related costs and other	2,336	5,475	27,970	10,907	4,975	35,781	14,600
Amortization of acquired unfavorable contract backlog	(23,394)	(23,476)	(11,332)	—	—	(58,202)	—
Mill operational start-up costs*	—	—	—	—	1,473	—	13,471
CMC Steel Oklahoma incentives	—	—	—	—	(3,000)	—	(3,000)
Purchase accounting effect on inventory	—	10,315	—	—	—	10,315	—
Core EBITDA from continuing operations	$153,649	$90,914	$97,721	$123,632	$109,856	$342,284	$288,605
*Net of interest, taxes, depreciation and amortization, impairments, and non-cash equity compensation.

(CMC Third Quarter Fiscal 2019 - Page 12)

Adjusted earnings from continuing operations is a non-GAAP financial measure that is equal to earnings (loss) from continuing operations before certain acquisition and integration related and costs and other legal expenses, mill operational start-up costs, CMC Steel Oklahoma incentives, asset impairments, debt restructuring and extinguishment gains and losses, purchase accounting adjustments to inventory and severance expenses, including the estimated income tax effects thereof. Additionally, we adjust adjusted earnings from continuing operations for the effects of the TCJA as well as the tax benefit associated with an international reorganization. Adjusted earnings from continuing operations should not be considered as an alternative to earnings from continuing operations or any other performance measure derived in accordance with GAAP. However, we believe that adjusted earnings from continuing operations provides relevant and useful information to investors as it allows: (i) a supplemental measure of our ongoing core performance and (ii) the assessment of period-to-period performance trends. Management uses adjusted earnings from continuing operations to evaluate our financial performance. Adjusted earnings from continuing operations may be inconsistent with similar measures presented by other companies. Adjusted earnings from continuing operations per diluted share is defined as adjusted earnings from continuing operations on a diluted per share basis.

A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations is provided below:

	Three Months Ended					Nine Months Ended
(in thousands)	5/31/2019	2/28/2019	11/30/2018	8/31/2018	5/31/2018	5/31/2019	5/31/2018
Earnings from continuing operations	$78,551	$14,928	$19,420	$51,260	$42,325	$112,899	$83,977
Impairment of structural steel assets	—	—	—	—	—	—	12,136
Acquisition and integration related costs and other	2,336	5,475	27,970	10,907	4,975	35,781	14,600
Mill operational start-up costs	—	—	—	—	6,456	—	18,016
CMC Steel Oklahoma incentives	—	—	—	—	(3,000)	—	(3,000)
Purchase accounting effect on inventory	—	10,315	—	—	—	10,315	—
Total adjustments (pre-tax)	$2,336	$15,790	$27,970	$10,907	$8,431	$46,096	$41,752

Tax impact
TCJA impact	$—	$7,550	$—	$—	$—	$7,550	$10,600
International reorganization	—	—	—	—	—	—	(9,200)
Related tax effects on adjustments	(490)	(3,316)	(5,874)	(2,290)	(1,771)	(9,680)	(10,946)
Total tax impact	(490)	4,234	(5,874)	(2,290)	(1,771)	(2,130)	(9,546)
Adjusted earnings from continuing operations	$80,397	$34,952	$41,516	$59,877	$48,985	$156,865	$116,183

Adjusted earnings from continuing operations per diluted share	$0.67	$0.29	$0.35	$0.51	$0.41	$1.32	$0.98

Media Contact:
Susan Gerber
214.689.4300